[LETTERHEAD OF DECHERT PRICE & RHOADS]


                                 August 30, 1999



Pilgrim Government Securities Income Fund, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424


     Re: Pilgrim Government Securities Income Fund, Inc.
         (File Nos. 2-91302 and 811-4031)


Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 25 to the Registration Statement of Pilgrim Government Securities Income Fund, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                Very truly yours,

                                /s/ Dechert Price & Rhoads